Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 102 to Registration Statement No. 002-34099 on Form N-1A of our reports dated November 15, 2019 relating to the financial statements and financial highlights of Fidelity Advisor Capital Development Fund and Fidelity Advisor Diversified Stock Fund, each a fund of Fidelity Destiny Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 20, 2019